FOR IMMEDIATE RELEASE DATE: JANUARY 21, 2004	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE SECOND QUARTER ENDED DECEMBER 31, 2003,
AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, January 21, 2004 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the second quarter ended December 31, 2003.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended December 31			Six Months Ended December 31
	2003	2002	% Change	2003	2002	% Change
Net Sales	$64,116	$57,275	11.9%	$123,215	$113,320	8.7%
Operating Income	$6,487	$4,396	47.6%	$10,691	$7,146	49.6%
Income Before Cumulative
Effect of Accounting Change	$4,006	$2,687	49.1%	$6,607	$4,902	34.8%
Net Income (Loss)	$4,006	$2,687	49.1%	$6,607	$(13,639)	n/m
Earnings Per Share Before
Cumulative Effect of
Accounting Change (diluted)	$0.20	$0.13	53.9%	$0.33	$0.25	32.0%
Earnings (Loss) Per Share
(diluted)	$0.20	$0.13	53.9%	$0.33	$(.68)	n/m

	12/31/03	6/30/03
Working Capital	$ 62,547	$ 59,633
Total Assets	$167,985	$162,776
Shareholders' Equity	$129,373	$124,905

Second Quarter 2004 Results

        Net sales in the second quarter of fiscal 2004 were $64.1 million, a 12% increase from last year’s second quarter net sales of $57.3 million. Fiscal 2004 net income of $4.0 million ($0.20 per share) increased 49% from the $2.7 million ($0.13 per share) reported last year. Lighting Segment net sales increased 19% to $41.7 million, and Graphics Segment net sales increased 1% to $22.4 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 33% and 31% of total net sales in the second quarters of fiscal years 2004 and 2003, respectively. Earnings per share for all periods represent diluted earnings per share.

First Half 2004 Results

        Net sales in the first half of fiscal 2004 were $123.2 million, a 9% increase from last year’s first half net sales of $113.3 million. Fiscal 2004 net income of $6.6 million ($0.33 per share) increased 35% from the $4.9 million (before the cumulative effect of a non-cash accounting change related to goodwill impairment) ($0.25 per share) reported last year. After consideration of the cumulative effect of the accounting change related to the Fiscal 2003 write down of goodwill pursuant to the Company’s implementation of Statement of Financial Accounting Standards No. 142, the first half fiscal 2003 net loss was $13.6 million or $(.68) per share as compared to fiscal 2004 first half net income of $6.6 million or $0.33 per share. Lighting Segment net sales increased 12% to $77.9 million, and Graphics Segment net sales increased 3% to $45.3 million. Net sales to the petroleum / convenience store market, the Company’s major market, represented 31% and 30% of total net sales in the first half of fiscal years 2004 and 2003, respectively.

Balance Sheet

        At December 31, 2003, current assets were $89.1 million and current liabilities were $26.6 million, thereby indicating working capital of $62.5 million and a strong current ratio of 3.35 to 1.0. Long-term debt obligations of $11.4 million compared to shareholders’ equity of $129.4 million. The Company currently has borrowing capacity of $41.0 million under its $50 million commercial bank facility, which will be renewed in the third quarter. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth.

Company Comments

        Bob Ready, President and Chief Executive Officer, stated, ” Our operating results for the second quarter have confirmed the improving business outlook that became evident during the first quarter. Sales and earnings for the second quarter were in line with internal budgets and above “street” analyst estimates in the financial community. Both of our business segments recorded solid sales growth. The Lighting Segment increased 19% and the Graphics Segment increased 1% over the same period of the prior fiscal year. Our petroleum / convenience store market, which represents 33% of our net sales, was up 20%. As the economic recovery continues, we are very well positioned to take advantage of the greater number of business opportunities related to both our lighting and graphics products and capabilities. Having come through the recent cost conscious “belt-tightening” environment we are truly poised to benefit from the highly favorable operating leverage that comes with increased sales. We have never been better strategically positioned to serve either our well-protected niche markets or the much larger and broader commercial and industrial market. With regard to the commercial / industrial lighting market, our program to upgrade and expand our sales representative organizations, along with expanded product offerings, has been an unqualified success. We look forward to serving and competing in this multi-billion dollar marketplace. As investors know, we were successful in getting a very significant contract to provide a new store lighting program for the Country’s largest retail chain. Shipments to this customer under this new program will ramp up in the third quarter and the program will provide internal growth over the next two fiscal years. This business is also a testimony to the effectiveness of our acquisition program. Without the integrated capabilities and expanded product line provided through our acquired businesses, we would not have been in a position to pursue and successfully secure this business.”

        Mr. Ready also said “From a broader perspective, our core strategy of combining lighting and graphics to create image is working and continues to be refined. This strategy allows us to approach our markets with a significant competitive advantage and leverages our relative importance with customers. In essence, we always attempt to become a true value-added partner in both lighting and graphics as we participate in our customers’ visual image conversion programs. Now, we are extending our fundamental strategy to include a technology product and service offering. Introduced at our Annual Shareholders Meeting, we now have the capability of offering our customers narrowcasting. This technology allows our customers to deliver visual content information through a network of geographically diverse displays that can be centrally managed and controlled. Our value proposition has evolved to “Lighting, Graphics, Technology = Complete Image Solution.”

        Regarding our internal corporate organization, during calendar 2003 we took important actions to streamline our operations. First, we created LSI Graphic Solutions Plus, a new operating unit headed up by David McCauley as President and comprised of LSI Grady McCauley, LSI Retail Graphics, and LSI Integrated Graphics. The “Plus” in the new title refers to our “one stop” capabilities including lighting products for exterior and interior applications, program management, and engineering expertise. This internal consolidation is already providing highly favorable results both from a customer service perspective, and we are realizing additional cost reduction efficiencies and better asset utilization. In a similar fashion, we will also combine our various separate lighting businesses and divisions into one entity known as LSI Lighting Solutions Plus. We expect good things to result from this internal streamlining and are reporting our results of operations for two business segments: the Lighting Segment and the Graphics Segment. The Lighting Segment manufactures and sells primarily proprietary exterior, interior and landscape lighting fixtures and systems. The Lighting Segment includes the operations of LSI Lighting Systems, LSI Petroleum Lighting, LSI Automotive Lighting, LSI Metal Fabrication, LSI Courtsider Lighting, LSI Greenlee Lighting, LSI Marcole, LSI MidWest Lighting and LSI Lightron. The Graphics Segment manufactures, sells and installs custom exterior and interior graphics and visual image elements, as well as menu board systems. The Graphics Segment includes the operations of LSI Grady McCauley, LSI Integrated Graphics, LSI Retail Graphics, LSI Adapt, and LSI Images.”

        Continuing, Mr. Ready commented, “We have seen some activity in our petroleum niche market, although it is too early to predict a meaningful recovery. Our new Encore™ product has been well received and we recently began shipping this product to a major petroleum retailer for their gas station renovation program. Encore™ has the potential to become a very important and high volume product. We believe this revolutionary new canopy lighting product has great follow-on potential to our highly successful Scottsdale® canopy lighting product which has an installed base of over 1.1 million units. The Encore™ product provides greater energy efficiency (38% improvement), optical flexibility which is responsive to the “Dark Sky” movement, superior lighting control, very efficient installation and low cost maintenance. The Encore™ is well suited to become the industry standard for both new and retrofit installations. For quite sometime now, oil company spending has been delayed by the world-wide situation concerning the Middle East. When these companies do begin to spend, we stand ready to benefit from the oil company image conversion programs that will surely take place. In summary, we look forward to a period of higher sales and profits as the general economy and our markets improve. We stand ready to provide our customers with a fully integrated offering of lighting, graphic, and technology products and services from design through engineering and through manufacturing and installation. We also expect to renew activity on the acquisition front while continuing to maintain a conservative and sound financial condition. We look forward to reporting future operating results and activities to you.”

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.072 per share, payable February 10, 2004 to shareholders of record as of February 3, 2004. This quarterly dividend currently represents an indicated annual rate of $0.288 per share, a 50% increase over fiscal 2003.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

        This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “should” and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries, headquartered in Cincinnati, is an integrated design, manufacturing, and imaging company supplying its own high-quality lighting fixtures and graphic elements for both exterior and interior applications primarily in North America. The Company’s major markets are the petroleum / convenience store market, the multi-site retail market (including restaurants, automobile dealerships, and national retail accounts), and the commercial / industrial lighting market. LSI employs approximately 1,700 people in sixteen facilities located in Ohio, California, Georgia, New York, North Carolina, Kansas, Kentucky, Oregon, Rhode Island, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:   Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by fax, by calling the Investor Relations Department at (513) 793-3200.

LSI INDUSTRIES INC.

Condensed Income Statements
(in thousands, except per
share data; unaudited)

	Three Months Ended December 31		Six Months Ended December 31
	2003	2002	2003	2002
Net sales	$64,116	$57,275	$123,215	$113,320
Cost of products sold	45,797	42,255	89,673	83,246

Gross profit	18,319	15,020	33,542	30,074
Selling and administrative expenses	11,832	10,624	22,851	22,928

Operating income	6,487	4,396	10,691	7,146
Other (income) expense, net	131	98	206	212

Income before income taxes	6,356	4,298	10,485	6,934
Income tax expense	2,350	1,611	3,878	2,032

Income before cumulative effect
of accounting change	4,006	2,687	6,607	4,902
Cumulative effect of accounting
change, net of tax	--	--	--	18,541

Net income (loss)	$4,006	$2,687	$6,607	$(13,639)

Earnings (loss) per common share
Basic
Earnings per share before
effect of accounting change	$.20	$.14	$.34	$.25

Earnings (loss) per share	$.20	$.14	$.34	$(.69)

Earnings (loss) per common share
Diluted
Earnings per share before
effect of accounting change	$.20	$.13	$.33	$.25

Earnings (loss) per share	$.20	$.13	$.33	$(.68)

Condensed Balance Sheets
(in thousands, unaudited)

	December 31, 2003	June 30, 2003
Current Assets	$89,107	$83,505
Property, Plant and Equipment, net	54,696	55,009
Other Assets	24,182	24,262

	$167,985	$162,776

Current Liabilities	$26,560	$23,872
Other Long-Term Liabilities	12,052	13,999
Shareholders' Equity	129,373	124,905

	$167,985	$162,776